As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. 333-190436

Registration No. 333-182096

Registration No. 333-176095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION NO. 333-190436

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION NO. 333-182096

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION NO. 333-176095

UNDER

THE SECURITIES ACT OF 1933

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	20-2000033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

ZILLOW, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN, AS AMENDED

ZILLOW, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full title of the plans)

Spencer M. Rascoff

Chief Executive Officer

Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(206) 470-7000

https://twitter.com/zillow

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kathleen Philips Chief Operating Officer and Secretary Zillow, Inc. 1301 Second Avenue, Floor 31 Seattle, Washington 98101 (206) 470-7000	David F. McShea Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Zillow, Inc., a Washington corporation (the “Registrant”), filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-190436, filed with the Commission on August 7, 2013, registering the offer and sale of (i) 1,511,667 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s Amended and Restated 2011 Incentive Plan, as amended, and (ii) any additional shares of the Registrant’s Class A common stock that may become issuable under the foregoing plan as a result of stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class A common stock.

•	Registration Statement No. 333-182096, filed with the Commission on June 13, 2012, registering the offer and sale of (i) 11,553,231 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s Amended and Restated 2011 Incentive Plan and (ii) any additional shares of the Registrant’s Class A common stock that may become issuable under the foregoing plan as a result of stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class A common stock.

•	Registration Statement No. 333-176095, filed with the Commission on August 5, 2011, registering the offer and sale of (i) 1,348,406 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 2011 Incentive Plan; (ii) 5,467,729 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s Amended and Restated 2005 Equity Incentive Plan; and (iii) any additional shares of the Registrant’s Class A common stock that may become issuable under the foregoing plans as a result of stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class A common stock.

On February 17, 2015, pursuant to the terms of the Agreement and Plan of Merger among the Registrant, Zillow Group, Inc. (formerly known as Zebra Holdco, Inc.) (“HoldCo”), and Trulia, Inc., dated as of July 28, 2014 (the “Merger Agreement”), a wholly owned subsidiary of HoldCo merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Zillow Merger”).

As a result of the Zillow Merger, the Registrant terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s Class A common stock that remain unsold at the termination of the offerings, the Registrant hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statements, all shares of the Registrant’s Class A common stock registered under the Registration Statements that remain unsold as of the effectiveness of the Zillow Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 17, 2015.

ZILLOW, INC.

By:	/S/ SPENCER M. RASCOFF
Name:	Spencer M. Rascoff
Title:	Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.